EXHIBIT 4.12

To Bank Hapoalim B.M.                                    Date: December 5, 2004


Dear Sir/Madam

                                 RE: UNDERTAKING

Whereas we have obtained and/or are about to obtain the credits and other banking services from you and we have also executed and/or will execute the undertakings and guarantees in order to guarantee our indebtedness and other parties' undertakings to you (hereinafter: "the Credit");

Accordingly from the date of this letter, and so long as our indebtedness to you has not been extinguished, we hereby undertake to maintain our financial covenants, as detailed in our annual consolidated financial statements prepared in U.S. dollars and in accordance with U.S. GAAP, as follows:

1. As of any applicable balance sheet date, the total shareholders' equity will not be less than $30,000,000 and the ratio of the total shareholders' equity to total assets will not be, less than 40%.

2. At any time, a sum of no less than US$15,000,000 (Fifteen Million US Dollars) will be deposited (in manner of cash or securities) with the Company, net of interest-bearing commercial or financial debt.

     The terms set out above will be construed in accordance with U.S. GAAP.

3. We hereby undertake to provide you will full quarterly reports as filed by us with the SEC, for information purposes only, as to our assets, profits, sales and in respect of our other financial commitments, as well as an audited annual balance sheet within 120 days from the end of each calendar year.

4. We are aware that should we breach the said undertaking, you will be entitled to take any measures as you see fit against us, including and not limited to, requesting immediately repayment of all our debts and financial undertakings on your behalf, this being in addition to any other relief and/or measure that you are entitled to, pursuant to the various documents that we have signed and/or shall be signed in your favor.

5. These undertakings are irrevocable and we shall not be entitled to cancel and/or amend them without your prior written consent.

6. The aforementioned does not derogate from, but rather is an addition to, the other undertakings, pursuant to various other documents that we have signed and/or shall sign, in favor of yourselves.

     Yours sincerely,

     /s/ Aviv Boim
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     ORCKIT COMMUNICATION LTD.




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I, the undersigned ADAM KLEIN Adv., acting as the legal counsel of ORCKIT
COMMUNICATION LTD. No. 52-004287-0 (the "COMPANY"), hereby confirm that the Company signed upon the above document through its authorized signatory Mr. Izhak Tamir, President, and/or Mr. Aviv Boim, Chief Financial Officer, according to a resolution duly adopted on DECEMBER 1, 2004, and to its constituting documents, and I further confirm that the above signature is binding upon the Company for any intent or purpose.


/s/ Adam Klein                                                          7/12/04
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STAMP AND SIGNATURE OF LEGAL COUNSEL                                      DATE



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